(d)(1)(D)(iii)

May 1, 2019

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated May 1, 2017, between Voya Investors Trust (“VIT”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the annual investment management fee rate for Voya Balanced Income Portfolio (formerly, VY® Franklin Income Portfolio, the “Portfolio”), a series of VIT, effective on May 1, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the modified annual investment management fee rate for the Portfolio, is attached hereto.

Please signify your acceptance to the modified annual investment management fee rate for the aforementioned Portfolio by signing below.

Very sincerely,

	By:	/s/ Kimberly Anderson
Kimberly A. Anderson
Senior Vice President
Voya Partners, Inc.

ACCEPTED AND AGREED TO:
Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA INVESTORS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee (as a percentage of average daily net assets)
Voya Balanced Income Portfolio (formerly, VY® Franklin Income Portfolio)	0.550% on all assets

VY® BlackRock Inflation Protected Bond Portfolio	0.550% on first $200 million of assets; 0.500% on next $800 million of assets; and 0.400% thereafter

VY® Clarion Real Estate Portfolio	0.850% on first $200 million of assets; 0.800% on next $550 million of assets; and 0.750% thereafter

Voya Large Cap Growth Portfolio	0.650% on the first $5.5 billion of assets; 0.620% on the next $1.5 billion of assets; 0.600% on the next $3 billion of assets; and 0.590% thereafter

Voya Large Cap Value Portfolio	0.750% on first $500 million of assets; 0.700% on the next $1.5 billion of assets; and 0.650% thereafter

Series	Annual Management Fee (as a percentage of average daily net assets)
Voya Retirement Conservative Portfolio	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

Voya Retirement Growth Portfolio	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

Voya Retirement Moderate Growth Portfolio	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

Voya Retirement Moderate Portfolio	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

VY® T. Rowe Price International Stock Portfolio	0.640% on first $4 billion of assets; and 0.630% thereafter

(1)      “Direct Investments” shall mean assets which are not Underlying Funds.

(2)      “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2017.